For Immediate Release

CONTACTS:

Entertainment Gaming Asia Inc.

Traci Mangini

tracimangini@EGT-Group.com

312/867-0848

ENTERTAINMENT GAMING ASIA INC. REPORTS FOURTH QUARTER AND 2013 FISCAL YEAR
RESULTS AND PROVIDES MARKET UPDATE

Hong Kong – March 6, 2014 – Entertainment Gaming Asia Inc. (NASDAQ: EGT) (“Entertainment Gaming Asia” or “the Company”), a leading gaming company focused on emerging gaming markets in Pan-Asia, today reported operating results for the fourth quarter and 2013 fiscal year ended December 31, 2013 and reviewed recent corporate progress.

Overview:

•	Total consolidated revenue of $6.1 million for the fourth quarter of 2013 and $24.3 million for the 2013 fiscal year
•	Total revenue from gaming operations of $5.4 million for the fourth quarter of 2013 and $20.9 million for the 2013 fiscal year
•	Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and non-cash charges) of $704,000 for the fourth quarter of 2013 and $6.2 million for the 2013 fiscal year
•	Net loss from continuing operations, excluding non-cash impairment charge of $2.6 million primarily related to Dreamworld Pailin, of $1.6 million for the fourth quarter of 2013 and $2.6 million for the 2013 fiscal year
•	Gaming products sales of $729,000 for the fourth quarter of 2013 and $3.4 million for the 2013 fiscal year
•	Cash balance of $5.3 million as of December 31, 2013
•	Zero debt as of December 31, 2013
•	Dolphin subsidiary is in final negotiations to supply gaming chips and plaques to a new casino resort in the Philippines

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Entertainment Gaming Asia Reports Q4 and 2013 Fiscal Year Results, 3/6/2014	page 2

Q4 and 2013 Fiscal Year Financial Review

On March 28, 2013, the Company sold the portion of its subsidiary Dolphin Products Pty Limited business dedicated to the manufacture and sale of non-gaming plastic products, mainly automotive parts. All historical revenues and expenses associated with non-gaming plastic products operations for the periods presented have been reclassified as discontinued operations. Revenues of these non-gaming products and gaming chips and plaques were previously consolidated under the reporting segment “Other Products.” After the sale, the Company renamed “Other Products” as “Gaming Products,” which comprises its gaming chips and plaques operations.

Entertainment Gaming Asia’s fourth quarter of 2013 consolidated revenue was $6.1 million, a decrease of 32% compared to $9.0 million in the fourth quarter of 2012. The decrease was due to declines in both the Company’s gaming operations and gaming products divisions. Consolidated revenue was $24.3 million for the 2013 fiscal year, a decrease of 9% compared to $26.8 million in the 2012 fiscal year. The decrease was due primarily to a decline in the Company’s gaming products division.

Revenue from gaming operations, which included slot and casino operations, was $5.4 million for the fourth quarter of 2013, a decrease of 7% compared to $5.8 million in the fourth quarter of 2012. Revenue from gaming operations was $20.9 million for the 2013 fiscal year, an increase of 2% compared to $20.4 million in the 2012 fiscal year.

The Company recorded $5.1 million in slot operations revenue for the fourth quarter of 2013, an increase of 13% compared to $4.5 million in the fourth quarter of 2012. Revenue from slot operations was $18.1 million for the 2013 fiscal year, a decrease of 2% compared to $18.6 million in the 2012 fiscal year. The fourth quarter of 2013 slot operations revenue included $900,000 in service revenue related to the reimbursement of net shared costs from casino operators, which was grossed up for accounting purposes. Given the related expenses have also been grossed up, this adjustment has no impact on net income results.

Excluding the service revenue adjustment, slot operations revenue for the fourth quarter of 2013 decreased 7% compared to the prior year period primarily as a result of organized political and labor protests in Phnom Penh, which negatively impacted player traffic and average net wins for the Company’s operations in NagaWorld. The decrease was also due to lower revenue from the Philippines operations due to higher jackpot payouts and increasing competition in the market. Excluding the aforementioned service revenue adjustment, slot operations revenue for the 2013 fiscal year decreased 8% compared to the prior year primarily as a result of lower average net wins from NagaWorld due to the reasons stated above and the week-long official mourning period for Cambodia’s former king and the strike by NagaWorld workers, both of which occurred in February 2013. The declines for both the fourth quarter of 2013 and the 2013 fiscal year were partially offset by incremental revenue from Dreamworld Poipet, which officially opened in May 2013, and an improvement in average net wins from Thansur Bokor.

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Entertainment Gaming Asia Reports Q4 and 2013 Fiscal Year Results, 3/6/2014	page 3

Slot Operations
Net Revenue to EGT (in millions)
	Q4:13	Q4:12	Y/Y ∆	FY13	FY12	Y/Y ∆
Cambodia	$3.4	$3.5	-3%	$13.9	$14.7	-5%
Philippines	$0.8	$1.0	-20%	$3.3	$3.9	-15%
Service revenue(1)	$0.9	-	NA	$0.9	-	NA
Consolidated(1)	$5.1	$4.5	13%	$18.1	$18.6	-2%
WUD(2)
	Q4:13	Q4:12	Y/Y ∆	FY13	FY12	Y/Y ∆
Cambodia(3)	$127	$189	-33%	$144	$203	-29%
Philippines	$76	$83	-8%	$77	$75	3%
Consolidated	$110	$145	-24%	$121	$145	-17%
EGM Seats in Operation
				12/31/13	12/31/12	Y/Y ∆
Cambodia				1,109	824	35%
Philippines				563	581	-3%
Consolidated				1,672	1,405	19%

(1) Consolidated slot operations revenue for the 2013 periods include an accounting re-characterization of service revenue related to the reimbursement of net shared costs from casino operators. Given the related expenses have also been grossed up, this adjustment has no impact on net income results.

(2) Represents WUD for the Company’s slot machine operations. It excludes EGM seats in operation during venue soft launch opening periods and includes cash payments for venues for which revenue is recognized on a cash basis. Had such applicable seats been included and all revenue recognized on an accrual basis for the above periods, it would not have had a material impact on the WUD for these periods.

(3) The decline in Cambodia WUD is due, in part, to the addition of approximately 300 EGM seats at Dreamworld Poipet, which have lower average net wins. Dreamworld Poipet officially opened in May 2013.

Casino operations comprised one property, Dreamworld Pailin, which opened in May 2012. These operations contributed $305,000 to total gaming revenue in the fourth quarter of 2013 compared to $1.3 million in the prior year period. The decline was due to lower player traffic as the Company decreased the use of high-cost tour group promoters during the third quarter of 2013 and operated under a lower-cost leasing model for its table games during the fourth quarter of 2013. Casino operations contributed $2.7 million to total gaming revenue for the 2013 fiscal year compared to $1.8 million in the prior year due to a full year of operation in the 2013 fiscal year compared to approximately eight months in the 2012 fiscal year. Operating expenses for Dreamworld Pailin were $365,000 for the fourth quarter of 2013, down from $703,000 in the third quarter of 2013 and from $1.2 million in the second quarter of 2013 due to cost reduction initiatives under the new operating model and lower player traffic.

Revenue from gaming products was $729,000 in the fourth quarter of 2013, a decrease of 77% compared to $3.2 million in the fourth quarter of 2012. Revenue from gaming products was $3.4 million in the 2013 fiscal year, a decrease of 47% compared to $6.5 million in the 2012 fiscal year. The fourth quarter of 2013 and 2013 fiscal year were comprised solely of reorders from existing customers while the fourth quarter of 2012 and the 2012 fiscal year gaming products revenue included large one-time orders of $1.9 million and $3.5 million, respectively. Operating results during the 2013 fiscal year for the gaming products division were negatively impacted by the plant

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Entertainment Gaming Asia Reports Q4 and 2013 Fiscal Year Results, 3/6/2014	page 4

relocation and set up, which resulted in one-off start-up costs of approximately $300,000, production inefficiencies due to certain machine and tooling issues and further efforts to enhance production capacity and response time for potential large future orders. As a result, the Company does not believe that these results are representative of the potential of these operations. The Company expects to achieve a normalized cost structure for the gaming products business in the 2014 fiscal year.

Entertainment Gaming Asia reported adjusted EBITDA of $704,000 in the fourth quarter of 2013 compared to $2.6 million in the prior year period. Adjusted EBITDA was $6.2 million in the 2013 fiscal year compared to $10.5 million in the 2012 fiscal year.

The Company reported a net loss from continuing operations of $4.2 million, or $0.14 per share, on a weighted average diluted share count of approximately 30.0 million shares in the fourth quarter of 2013. The fourth quarter of 2013 net loss from continuing operations included a $2.6 million non-cash impairment charge associated with the write-down of building infrastructure and certain gaming assets primarily related to the Dreamworld Pailin operations. Excluding the non-cash impairment charge, the net loss from continuing operations was $1.6 million, or $0.05 per share, for the fourth quarter of 2013. This compares to net income from continuing operations of $297,000 for the fourth quarter of 2012, or $0.01 per share, on a weighted average diluted share count of approximately 31.0 million shares in the fourth quarter of 2012. The fourth quarter of 2012 net income from continuing operations included a $226,000 non-cash impairment charge associated with the write-down of certain gaming machines and systems related to the closure of under-performing slot venues during the year. Excluding the non-cash impairment charge, net income from continuing operations was $523,000, or $0.02 per share, for the fourth quarter of 2012.

Entertainment Gaming Asia reported a net loss from continuing operations of $5.2 million, or $0.17 per share, on a weighted average diluted share count of approximately 30.0 million shares in the 2013 fiscal year. Excluding the above-mentioned non-cash impairment charge of $2.6 million, the net loss from continuing operations was $2.6 million, or $0.09 per share, for the 2013 fiscal year. This compares to net income from continuing operations of $1.5 million, or $0.05 per share, on a weighted average diluted share count of approximately 30.8 million shares in the 2012 fiscal year. The 2012 fiscal year net income from continuing operations included $339,000 in non-cash impairment charges primarily associated with the write-down of certain gaming machines and systems, as discussed above. Excluding these non-cash impairment charges, net income from continuing operations was $1.8 million, or $0.06 per share, for the 2012 fiscal year.

The increases in net loss from continuing operations, excluding non-cash impairment charges, were primarily the result of: lower slot operations operating income; lower revenue, one-off factory start-up costs and production inefficiencies for the gaming products division; pre-operating costs for Dreamworld Poipet; higher SG&A expenses primarily due to a one-time accrued tax liability of approximately $480,000 related to the Philippines operations; tax expenses compared to tax benefits resulting from foreign entities in the prior year periods; and foreign currency losses compared to gains in the prior year periods. The negative differentials in foreign exchange of approximately $107,000 and $606,000 for the fourth quarter of 2013 and the 2013 fiscal year compared to the prior year respective periods were due to the strengthening of the U.S. dollar compared to foreign currencies in the markets in which the Company operates. The increases in net loss from continuing

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Entertainment Gaming Asia Reports Q4 and 2013 Fiscal Year Results, 3/6/2014	page 5

operations were partially offset by a higher gross margin for the Philippines slot operations due to an increase in fully depreciated gaming assets and a decreased operating loss for Dreamworld Pailin.

The Company reported a net loss of $4.2 million, or $0.14 per share, for the fourth quarter of 2013. This included a net loss from discontinued operations, net of tax, of $55,000 related to the sale of the Company’s non-gaming products operations in March 2013. This compared to net income of $268,000, or $0.01 per share, for the fourth quarter of 2012, which included a net loss from discontinued operations, net of tax, of $29,000. The Company reported a net loss of $7.3 million, or $0.24 per share, for the 2013 fiscal year. This included a net loss from discontinued operations, net of tax, of $2.1 million. The net loss from discontinued operations included $1.3 million in cash restructuring costs, which included severance, relocation charges and contract termination fees, and approximately $962,000 in non-cash charges for the loss on disposal of assets primarily related to non-gaming equipment and inventory. This compared to net income of $1.8 million, or $0.06 per share, for the 2012 fiscal year, which included net income from discontinued operations, net of tax, of $263,000.

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, commented, “The 2013 operating results were not satisfactory but we remain steadfast in our efforts to improve performance. We continue proactive marketing strategies at NagaWorld to minimize the impact of political and labor tensions in Phnom Penh. We are focused on continuing to ramp up performance at Dreamworld Poipet, which made a meaningful contribution to revenue for the 2013 fiscal year.

“For the gaming products division, we are optimistic about the future potential. With efforts to improve efficiency and capacity, we are preparing for anticipated large new orders. With the potential for a major gaming chip and plaque order for a new casino resort in the Philippines combined with our typical reorder flow, the expected sales pipeline for 2014 is attractive.

“We are focused on building our resources and deepening our established market presence and relationships in our markets to capitalize on potential growth opportunities. We are exploring new potential gaming projects located in more established gaming markets that can add meaningful scale to our operations and drive long-term growth for the Company.”

Entertainment Gaming Asia is hosting a conference call and simultaneous webcast at 8:30 a.m. ET today, March 6, 2014, both of which are open to the general public. The conference call number is 800/741-3792 or 212/231-2906. Questions and answers will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.EGT-Group.com. Please allow 15 minutes to register and download and install any necessary software. Following its completion, a replay of the call can be accessed for thirty days on the Internet at www.EGT-Group.com.

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Entertainment Gaming Asia Reports Q4 and 2013 Fiscal Year Results, 3/6/2014	page 6

About Entertainment Gaming Asia Inc.

Entertainment Gaming Asia Inc. (NASDAQ: EGT) is a leading gaming company in Pan-Asia engaged in the development and operation of casinos and gaming venues in the Indo-China region under its “Dreamworld” brand as well as the leasing of electronic gaming machines on a revenue sharing basis to the gaming industry.  The Company also manufactures and sells RFID and traditional gaming chips and plaques to major casinos under its “Dolphin” brand.  For more information please visit www.EGT-Group.com.

Forward Looking Statements

This press release contains forward-looking statements concerning Entertainment Gaming Asia within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those forward-looking statements include statements regarding expectations for the Company’s slot operations business model, the earnings of the Poipet gaming operations, the ability to reduce operating expenses for its casino operations in Pailin and otherwise realize the intended benefits of the strategic refocusing of its operations in Pailin, growth of the gaming industry in Asia, the Company’s ability to secure new casino and gaming projects and fund those projects, expectations for the Company’s gaming products operations, and the expected benefits from the relocation of the gaming products operations to Hong Kong. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks related to the Company’s ability to place gaming machines at significant levels and generate the expected amount of net win from the gaming machines placed, identify and implement successful marketing and promotional strategies at the Company’s casino and gaming projects and identify and successfully develop additional projects in the Indo-China region, acquire additional capital as and when needed, ability to obtain the needed approval by certain customers from local gaming authorities to continue their purchase of gaming chips and plaques from the Hong Kong facility on a timely basis or at all, identify and implement successful marketing and promotional strategies and obtain and fulfill significant purchase orders from the customers for the Company’s gaming products, adapt to potential changes in gaming policies and political stability in the countries in which the Company operates and those other risks set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2012 filed with the SEC on March 28, 2013 and subsequently filed quarterly reports on Form 10-Q. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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Entertainment Gaming Asia Reports Q4 and 2013 Fiscal Year Results, 3/6/2014	page 7

Entertainment Gaming Asia Inc.

Consolidated Statements of Comprehensive Income

(Unaudited)

	Three-Month Periods Ended December 31,		Years Ended December 31,
(amounts in thousands, except per share data)	2013	2012	2013	2012
Revenues:
Gaming operations, gross	$5,365	$5,756	$20,870	$20,389
Less: promotional allowances	—	—	—	—
Gaming operations, net	5,365	5,756	20,870	20,389
Gaming products	729	3,225	3,424	6,454
Total revenues	6,094	8,981	24,294	26,843

Operating costs and expenses:
Cost of gaming operations
Gaming equipment depreciation	1,032	1,219	4,612	4,736
Casino contract amortization	613	619	2,464	2,466
Other gaming related intangibles amortization	63	63	252	252
Other operating costs	1,837	1,678	6,509	4,203
Cost of gaming products	1,023	2,431	4,195	5,187
Selling, general and administrative expenses	2,528	2,274	7,142	6,986
Stock-based compensation expenses	235	164	789	840
Loss/(gain) on dispositions of assets	88	(13)	88	(44)
Impairment of assets	2,567	226	2,567	339
Product development expenses	55	123	261	395
Depreciation and amortization	51	164	179	333
Total operating costs and expenses	10,092	8,948	29,058	25,693
(Loss)/income from continuing operations	(3,998)	33	(4,764)	1,150

Other (expense)/income:
Interest expense and finance fees	(2)	—	(7)	(108)
Interest income	—	12	4	43
Foreign currency (losses)/gains	(66)	42	(295)	311
Other income/(expense)	(3)	5	8	26
Total other (expense)/income	(71)	59	(290)	272

(Loss)/income from continuing operations before income tax expense	(4,069)	92	(5,054)	1,422

Income tax (expense)/benefit	(103)	205	(141)	81
Net (loss)/income from continuing operations	(4,172)	297	(5,195)	1,503
Net (loss)/ income from discontinued operations, net of tax	(55)	(29)	(2,135)	263

Net (loss)/income	$(4,227)	$268	$(7,330)	$1,766

Basic and diluted earnings per share:
(Loss)/earnings from continuing operations	$(0.14)	$0.01	$(0.17)	$0.05
(Loss)/earnings from discontinued operations, net of tax	$—	$—	$(0.07)	$0.01
(Loss)/earnings	$(0.14)	$0.01	$(0.24)	$0.06

Weighted average common shares outstanding
Basic	30,025	29,942	30,024	29,922
Diluted	30,025	31,023	30,024	30,807

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Entertainment Gaming Asia Reports Q4 and 2013 Fiscal Year Results, 3/6/2014	page 8

Entertainment Gaming Asia Inc.

Consolidated Balance Sheets

	December 31, 2013	December 31, 2012
(amounts in thousands, except per share data)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,301	$10,365
Accounts receivable, net	922	1,841
Amounts due from related company	108	—
Other receivables	453	112
Inventories	1,663	2,047
Prepaid expenses and other current assets	443	387
Total current assets	8,890	14,752

Gaming equipment, net	8,171	9,724
Casino contracts	5,429	7,982
Property and equipment, net	7,857	6,170
Goodwill	353	380
Intangible assets, net	899	1,253
Contract amendment fees	234	342
Deferred tax assets	—	201
Prepaids, deposits and other assets	1,797	2,914
Total assets	$33,630	$43,718

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$840	$3,636
Amounts due to a related party	19	—
Accrued expenses	2,366	2,619
Customer deposits and other current liabilities	457	656
Total current liabilities	3,682	6,911

Other liabilities	742	1,078
Deferred tax liability	199	137
Total liabilities	4,623	8,126

Stockholders’ equity:
Common stock, $.001 par value, 75,000,000 shares authorized; 30,024,662 and 29,974,662 shares issued and outstanding, respectively	30	30
Additional paid-in-capital	33,156	32,224
Accumulated other comprehensive income	742	929
(Accumulated losses)/retained earnings	(4,922)	2,408
Total EGT stockholders’ equity	29,006	35,591
Non-controlling interest	1	1
Total stockholders’ equity	29,007	35,592
Total liabilities and stockholders’ equity	$33,630	$43,718

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Entertainment Gaming Asia Reports Q4 and 2013 Fiscal Year Results, 3/6/2014	page 9

Entertainment Gaming Asia Inc.

Adjusted EBITDA from Continuing Operations

(Unaudited)

	Three-Month Periods Ended December 31,		Years Ended December 31,
(amounts in thousands)	2013	2012	2013	2012
Net (loss)/income from continuing operations – GAAP	$(4,172)	$297	$(5,195)	$1,503
Interest expense and finance fees	2	—	7	108
Interest income	—	(12)	(4)	(43)
Income tax expense/(benefit)	103	(205)	141	(81)
Depreciation and amortization	1,881	2,107	7,856	7,892
Stock-based compensation expenses	235	164	789	840
Impairment of assets	2,567	226	2,567	339
Loss/(gain) on dispositions of assets	88	(13)	88	(44)
EBITDA from continuing operations, as adjusted	$704	$2,564	$6,249	$10,514

Adjusted EBITDA is earnings before interest, taxes, depreciation, amortization, stock-based compensation, and other non-cash operating income and expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses Adjusted EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its operations with those of its competitors. The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with generally accepted accounting principles in the United States (“GAAP”). Adjusted EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income/(loss), Adjusted EBITDA does not include depreciation or interest expense and,  therefore, does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include operating income, net income/(loss), cash flows from operations and cash flow data. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA. Entertainment Gaming Asia’s calculation of Adjusted EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

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